AGREEMENT AND PLAN OF MERGER

by and among

CERBERUS CYBER SENTINEL CORPORATION,

[TALATEK MERGER SUB],

TALATEK, LLC

and

BAAN ALSINAWI

dated as of September 23, 2019

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TABLE OF CONTENTS (continued)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), is entered into as of September __, 2019, by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation ("Cerberus"), **[TalaTek Merger Sub]**, a Virginia limited liability company and a direct, wholly owned subsidiary of Cerberus ("Merger Sub"), TalaTek, LLC, a Virginia limited liability company ("TalaTek" or "Target Company"), and Baan Alsinawi, the **[sole]** member of TalaTek ("Alsinawi"). Each of Cerberus, Merger Sub, TalaTek and Alsinawi are referred to herein as a "Party" and together as "Parties." Certain terms used in this Agreement are defined in Annex 1.

RECITALS

WHEREAS, the Cerberus Board has determined that it is in the best interests of Cerberus and Merger Sub, and has declared it advisable, to enter into this Agreement with TalaTek providing for the merger (the "Merger") of Merger Sub with and into TalaTek, upon the terms and subject to the conditions set forth herein; and

WHEREAS, TalaTek has determined that it is in the best interests of TalaTek and its members, and has declared it advisable, to enter into this Agreement, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
The Merger

Section 1.1 The Merger. At the Effective Time, upon the terms set forth in this Agreement, and in accordance with the Virginia Limited Liability Company Act (the "VLLCA"), Merger Sub shall be merged with and into TalaTek. As a result of the Merger, the separate existence of Merger Sub shall cease and TalaTek shall continue as the entity surviving the Merger (the "Surviving Entity"). TalaTek as the Surviving Entity shall continue to maintain and bill its contract with the Pension Benefit Guaranty Corporation in particular.

Section 1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the date hereof (the "Closing Date").

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, TalaTek, Cerberus and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the State Corporation Commission of Virginia in accordance with the relevant provisions of the VLLCA and shall make all other filings or recordings required by the VLLCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the State Corporation Commission of Virginia (the effective time of the Merger being hereinafter referred to as the "Effective Time").

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the VLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises,

licenses and authority of TalaTek and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of TalaTek and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 1.5 Managers and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and company agreement of the Surviving Entity. TalaTek shall continue to use after the Effective Time the same taxpayer identification number it used before the Effective Time. **[Accountant to confirm]**

Section 1.6 Product Business. Target Company has developed a proprietary SaaS product ("SaaS Product") and has sole rights thereto. Notwithstanding anything to the contrary contained herein, the members of the Target Company shall transfer the SaaS Product outside of the Target Company prior to the Effective Time, and the SaaS Product shall not be an asset of the Target Company at the Effective Time. Members of the Target Company and Baan Alsinawi shall grant Purchaser a first priority option to purchase (on an unencumbered, debt free basis) the SaaS Product and related business, within two (2) years from the Effective Time, for a purchase price of fair value to be mutually agreed by the parties at that time based on the fair value at the time of such purchase, which shall also take into account the funds invested by Target Company in the SaaS Product, but prior to and after the Effective Time. During these two (2) years, Target Company and its members exercising ownership rights over the SaaS Product may market, license, sell, transfer, assign, and otherwise use the SaaS Product in their sole discretion, subject to Cerberus' first priority option to purchase.

ARTICLE II
Conversion of Securities

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Cerberus, TalaTek, Merger Sub, or any of their equity holders, directors or managers, the following shall occur:

(a) Conversion Generally. All issued and outstanding units representing membership interests in TalaTek ("Talatek Units") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 6,200,000 (the "Exchange Ratio") shares of common stock, par value $0.00001 (the "Cerberus Stock" or the "Merger Consideration"). Certificates and book-entry units previously representing TalaTek Units (other than any TalaTek Units to be canceled pursuant to Section 2.1(b)) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such TalaTek Units.

(b) Cancellation of Certain Units. Each TalaTek Unit held by TalaTek, or any Subsidiary of TalaTek immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Merger Sub. The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable unit of membership interest of the Surviving Entity so that, after the Effective Time, Cerberus shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity.

(d) Further Rights in TalaTek Units. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such TalaTek Units.

ARTICLE III
Representations and Warranties of Cerberus and Merger Sub

Except as disclosed in the disclosure schedule delivered by Cerberus to TalaTek and Alsinawi (the "Cerberus Disclosure Schedule") attached to this Agreement (*provided* that disclosure in any section of the Cerberus Disclosure Schedule shall be deemed to be disclosure with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto), Cerberus and Merger Sub represent and warrant to TalaTek and Alsinawi that:

Section 3.1 Organization. Cerberus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cerberus has full corporate power and authority to carry on its business as presently conducted. Cerberus is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Cerberus. Cerberus has made available to TalaTek and Alsinawi accurate and complete copies of all Cerberus Organizational Documents and the organizational.

Section 3.2 Capitalization.

(a) The authorized capital stock of Cerberus consists of 250,000,000 shares of Cerberus Stock. All of the outstanding shares of Cerberus Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Immediately prior to the Effective Date, there are **[102,000,000]** issued and outstanding shares of Cerberus Stock.

(b) The Cerberus Stock to be issued pursuant to this Agreement have been duly authorized in accordance with the Certificate of Incorporation and when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c) There are no preemptive rights to purchase any shares of Cerberus Stock. Except for the Cerberus Stock to be issued pursuant to this Agreement, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Cerberus Stock.

Section 3.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in ARTICLE IV, (a) each of Cerberus and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Cerberus and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Cerberus or Merger Sub are necessary to authorize the execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Cerberus in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Cerberus and Merger Sub enforceable against Cerberus and Merger Sub in accordance with

their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, "Creditor Rights").

Section 3.4 Non-Contravention. The execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation by Cerberus and Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Cerberus Organizational Documents or the organizational documents of any Subsidiary of Cerberus, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Cerberus or any of its Subsidiaries is a party or by which Cerberus, any of its Subsidiaries or any of their properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Cerberus or any of its Subsidiaries, except for Permitted Encumbrances or (d) violate any applicable Law binding upon Cerberus or any of its Subsidiaries, except, in the case of clauses (a), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Cerberus.

Section 3.5 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Cerberus or any Cerberus Subsidiary in connection with the execution, delivery or performance by Cerberus of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) the filing of the Certificate of Merger with the Office of the State Corporation Commission of the State of Virginia and (ii) any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cerberus.

Section 3.6 Financial Statements. The financial statements of Genresults, LLC, Cerberus' subsidiary, as of December 31, 2018 (the "Cerberus Financial Statements") (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (b) fairly presented in all material respects the financial position of Cerberus at the dates thereof and the results of Cerberus' operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

Section 3.7 Absence of Undisclosed Liabilities. Neither Cerberus nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Cerberus prepared in accordance with GAAP, except (i) liabilities reflected in the Cerberus Financial Statements or described in the notes accompanying the Cerberus Financial Statements, (ii) liabilities which have arisen since the date of the Cerberus Financial Statements in the ordinary course of business and (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business.

Section 3.8 Absence of Certain Changes. Except as disclosed in Section 3.8 of the Cerberus Disclosure Schedule, since the date of the Cerberus Financial Statements, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Cerberus, (ii) the business of Cerberus has been conducted only in the ordinary course consistent with past practice, (iii) Cerberus has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its

business and assets and (iv) Cerberus has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Cerberus.

Section 3.9 Compliance with Laws. Except as disclosed in Section 3.9 of the Cerberus Disclosure Schedule, to the Knowledge of Cerberus, Cerberus has complied in all material respects with all applicable Laws relating to any aspect of the business of Cerberus. Except as disclosed in Section 3.9 of the Cerberus Disclosure Schedule, Cerberus has not received any written notice from any Governmental Authority relating to any aspect of the business of Cerberus or alleging that Cerberus is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Cerberus. Cerberus has not been charged or, to the Knowledge of Cerberus, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Cerberus.

Section 3.10 Legal Proceedings. Except as set forth in Section 3.10 of the Cerberus Disclosure Schedule, there are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any of its Subsidiaries or any of their respective properties or assets.

Section 3.11 Brokerage Fees. Neither Cerberus nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction, except as disclosed in Section 3.11 of the Cerberus Disclosure Schedule.

Section 3.12 Taxes. All material Tax Returns of Cerberus have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Cerberus have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of Cerberus in accordance with GAAP.

(a) All material Taxes required to be withheld or collected by Cerberus with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(b) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Cerberus. There are no actions, examinations or audits currently pending or, to Cerberus' Knowledge, threatened with respect to Cerberus in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of Cerberus which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where Cerberus does not file Tax Returns that Cerberus is, or may be, subject to taxation by that jurisdiction.

(c) There are no Encumbrances for Taxes on any of the assets of Cerberus. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of Cerberus.

(d) Cerberus is not a party to, and Cerberus is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of Cerberus. Cerberus has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(e) No portion of the properties of Cerberus (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

(f) Neither Cerberus nor any of its members have filed an election on IRS Form 8832, Entity Classification Election, causing Cerberus to be classified as an association taxable as a entity for U.S. federal income tax purposes.

(g) Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any Subsidiary of Cerberus or any of their respective properties or assets.

Section 3.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Cerberus Disclosure Schedule), neither Cerberus nor any other Person makes (and TalaTek and Alsinawi agree that they are not relying upon) any other express or implied representation or warranty with respect to Cerberus (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Cerberus disclaims any other representations or warranties not contained in this Agreement, whether made by Cerberus, any Affiliate of Cerberus or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Cerberus Disclosure Schedule), Cerberus disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to TalaTek and Alsinawi or any of their Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to TalaTek and Alsinawi by any director, officer, employee, agent, consultant or representative of Cerberus or any of its Affiliates). The disclosure of any matter or item in the Cerberus Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on Cerberus.

ARTICLE IV
Representations and Warranties of TalaTek

Except as disclosed in the disclosure schedule delivered by TalaTek to Cerberus (the "TalaTek Disclosure Schedule") attached to this Agreement (*provided* that disclosure in any section of the TalaTek Disclosure Schedule shall be deemed to be disclosure with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto), TalaTek and Alsinawi, jointly and severally, represent and warrant to Cerberus that:

Section 4.1 Organization. TalaTek is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Virginia. TalaTek has full power and authority to carry on its business as presently conducted. TalaTek is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on TalaTek. A list of all jurisdictions where TalaTek is qualified to do business is set forth in Section 4.1 of the TalaTek Disclosure Schedule. TalaTek has made available to Cerberus accurate and complete copies of all TalaTek Organizational Documents and the organizational documents of each Subsidiary of TalaTek.

Section 4.2 Capitalization.

(a) The authorized equity securities of TalaTek consists of 91 Units, all of which are issued and outstanding and none are held in treasury. All of the outstanding TalaTek Units have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.

(b) There are no preemptive rights to purchase any Securities of TalaTek or any TalaTek Subsidiary. Except as set forth in Section 4.2 of the TalaTek Disclosure Schedule, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, TalaTek Units or other Securities of TalaTek or any Subsidiary of TalaTek.

(c) Except as set forth in Section 4.2 of the TalaTek Disclosure Schedule, TalaTek does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

Section 4.3 Authority Relative to this Agreement. TalaTek has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by TalaTek of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other proceedings on the part of TalaTek are necessary to authorize the execution, delivery and performance by TalaTek of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TalaTek and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by TalaTek in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by TalaTek and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of TalaTek enforceable against TalaTek in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.

Section 4.4 Non-Contravention. The execution, delivery and performance by TalaTek of this Agreement and the consummation by it of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of the certificate of formation, operating agreement or other governing instruments of TalaTek or any of its Subsidiaries, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which TalaTek or any of its Subsidiaries is a party or by which TalaTek or any of its Subsidiaries may be bound, (c) result in the creation or imposition of any Encumbrance upon any property of TalaTek or any of its Subsidiaries except for Permitted Encumbrances and Encumbrances set forth in Section 4.4 of the TalaTek Disclosure Schedule, or (d) assuming compliance with the matters referred to in Section 4.6, violate any applicable Law binding upon TalaTek or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on TalaTek.

Section 4.5 Subsidiaries. Section 4.5 of the TalaTek Disclosure Schedule sets forth a true and complete list of each of TalaTek's Subsidiaries and each such Subsidiary's jurisdiction of incorporation or organization. Each Subsidiary of TalaTek is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept,

and has all requisite organizational power and authority and governmental authorizations necessary to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Material Adverse Effect on TalaTek. TalaTek, directly or indirectly, owns 100% of the Securities of each Subsidiary of TalaTek, free and clear of all Encumbrances.

Section 4.6 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by TalaTek or any TalaTek Subsidiary in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Office of the State Corporation Commission of the State of Virginia, and (b) any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TalaTek.

Section 4.7 Financial Statements. TalaTek has delivered to Cerberus (a) the audited consolidated balance sheets of TalaTek as of _______________, and the related audited statements of operations, members' equity and cash flows for the years then ended, and the notes and schedules thereto (the "Audited TalaTek Financial Statements"), and (b) the unaudited consolidated balance sheet of TalaTek as of **[Date]**, and the related statement of operations and comprehensive income for the year then ended (the "Unaudited TalaTek Financial Statements" and together with the Audited TalaTek Financial Statements, the "TalaTek Financial Statements"). The TalaTek Financial Statements (i) have been prepared from the books and records of TalaTek in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (ii) accurately and fairly present in all material respects the consolidated financial position of TalaTek as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

Section 4.8 Absence of Undisclosed Liabilities. Neither TalaTek nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of TalaTek prepared in accordance with GAAP, except (a) liabilities reflected in the Unaudited TalaTek Financial Statements, (b) liabilities which have arisen since the date of the Unaudited TalaTek Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (d) liabilities disclosed in Section 4.8 of the TalaTek Disclosure Schedule.

Section 4.9 Absence of Certain Changes. Except as disclosed in Section 4.9 of the TalaTek Disclosure Schedule, since the date of the Unaudited TalaTek Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on TalaTek, (b) the business of TalaTek has been conducted only in the ordinary course consistent with past practice, (c) TalaTek has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) TalaTek has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on TalaTek.

Section 4.10 Compliance with Laws. Except as disclosed in Section 4.10 of the TalaTek Disclosure Schedule, TalaTek has complied in all material respects with all applicable Laws relating to any

aspect of the business of TalaTek. Except as disclosed in Section 4.10 of the TalaTek Disclosure Schedule, TalaTek has not received any written notice from any Governmental Authority relating to any aspect of the business of TalaTek or alleging that TalaTek is not in compliance with or is in default or violation of any applicable Law. TalaTek has not been charged or, to the Knowledge of TalaTek, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of TalaTek.

Section 4.11 Tax Matters.

(a) All material Tax Returns of TalaTek have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by TalaTek have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of TalaTek in accordance with GAAP.

(b) All material Taxes required to be withheld or collected by TalaTek with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of TalaTek. There are no actions, examinations or audits currently pending or, to TalaTek's Knowledge, threatened with respect to TalaTek in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of TalaTek which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where TalaTek does not file Tax Returns that TalaTek is, or may be, subject to taxation by that jurisdiction.

(d) There are no Encumbrances for Taxes on any of the assets of TalaTek. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of TalaTek.

(e) TalaTek is not a party to, and TalaTek is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of TalaTek. TalaTek has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(f) No portion of the properties of TalaTek (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

(g) Neither TalaTek nor any of its members have filed an election on IRS Form 8832, Entity Classification Election, causing TalaTek to be classified as an association taxable as a entity for U.S. federal income tax purposes.

Section 4.12 Legal Proceedings. Except as set forth in Section 4.12 of the TalaTek Disclosure Schedule, there are no material Proceedings pending or, to the Knowledge of TalaTek, threatened against or involving TalaTek, any Subsidiary of TalaTek or any of their respective properties or assets.

Section 4.13 Brokerage Fees. TalaTek has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 4.14 Permits. Section 4.14 of the TalaTek Disclosure Schedule sets forth a list of all material Permits necessary or required for the conduct of its business as currently conducted or as proposed to be carried on by TalaTek. Any Permit obtained by TalaTek as of the date hereof is in full force and effect in all material respects, and TalaTek is in material compliance with its Permits. TalaTek has not received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of TalaTek, threatened, with respect to any alleged failure by TalaTek to have any material Permit.

Section 4.15 Insurance. Section 4.15 of the TalaTek Disclosure Schedule contains a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of TalaTek.

Section 4.16 Employees. Except as set forth in Section 4.16 of the TalaTek Disclosure Schedule, TalaTek is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. Except as set forth in Section 4.16 of the TalaTek Disclosure Schedule, TalaTek is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of TalaTek, threatened Proceeding against or involving TalaTek by or before, and TalaTek is not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of TalaTek.

Section 4.17 Agreements, Contracts and Commitments.

(a) Section 4.17 of the TalaTek Disclosure Schedule lists all Material Contracts of TalaTek. Except as set forth in Section 4.17 of the TalaTek Disclosure Schedule and as contemplated hereby, TalaTek is not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among TalaTek or one of its Affiliates or with any Related Person of TalaTek (other than agreements solely between or among TalaTek and its wholly owned Subsidiaries), (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of TalaTek to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including TalaTek and any of its Subsidiaries, (ix) any contract that requires TalaTek to purchase its total requirements of any product or service from a third party, (x) any contract that provides for the indemnification by TalaTek of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which TalaTek is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of TalaTek, (xiii) any contract with any Governmental Authority to which TalaTek is a party, (xiv) any contract to which TalaTek is a party that provides for any joint venture, partnership or similar arrangement by TalaTek, (xv) any tax partnership agreement, (xvi) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xvii) any agreement that constitutes a lease of real property. TalaTek has made available to Cerberus accurate and complete copies of all written Material Contracts, including all

amendments thereto. All references to TalaTek in this Section 4.17 shall be deemed to include the TalaTek Subsidiaries.

(b) Except as set forth in Section 4.17 of the TalaTek Disclosure Schedule, TalaTek has not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral) set forth or required to be set forth in Section 4.17 of the TalaTek Disclosure Schedule. There is not, to the Knowledge of TalaTek, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.

(c) Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of TalaTek and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the consummation of the Merger, will continue to constitute a valid and binding obligation of TalaTek.

Section 4.18 Benefit Plans. Section 4.18 of the TalaTek Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (a) that TalaTek sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which TalaTek contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which TalaTek may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by TalaTek) (each a "TalaTek Benefit Plan" and collectively referred to as the "TalaTek Benefit Plans"). With respect to each TalaTek Benefit Plan, true, correct and complete copies of the following documents, to the extent applicable, have been provided or made available to TalaTek: (i) all plans and related trust documents, and amendments thereto; (ii) the two (2) most recent Forms 5500; (iii) the most recent IRS determination, advisory or opinion letter, if any; (iv) the two (2) most recent summary plan descriptions; (v) the most recent summaries of material modifications; (vi) the two (2) most recent summary annual reports; (vii) nondiscrimination, coverage and any other applicable testing performed with respect to the two (2) most recent years, if any; (viii) the two (2) most recent participant and fiduciary fee disclosure notices; (ix) the two (2) most recent summaries of benefits and coverage; (x) the most recent service agreements related to the plan's administration; and (xi) written descriptions of all non-written agreements relating to the TalaTek Benefit Plans. No TalaTek Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, a "multiemployer plan," as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either TalaTek or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the TalaTek Benefit Plans, in any such case that would subject TalaTek to any material Taxes, penalties or other liabilities. There are no investigations or audits of any TalaTek Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to TalaTek, its Subsidiaries or its ERISA Affiliates that has not been fully discharged. Each TalaTek Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each TalaTek Benefit Plan have, in all material respects, been timely and completely filed or distributed. Each TalaTek Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is the adopter of a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such TalaTek Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the tax-exempt status of its related trust.

No TalaTek Benefit Plan that is represented to be qualified under Section 401(a) of the Code has been terminated or partially terminated during the preceding six years, nor has TalaTek discontinued contributions to any such plan, without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by applicable Law. There are no pending Claims relating to any TalaTek Benefit Plan (other than ordinary claims for benefits) and none are threatened. No TalaTek Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Each TalaTek Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with an has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law. TalaTek has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any "nonqualified deferred compensation plan") that is not in compliance with the applicable provisions of Section 409A of the Code. Each TalaTek Benefit Plan is amendable and terminable unilaterally by TalaTek or its subsidiaries at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto). The investment vehicles used to fund any TalaTek Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.

Section 4.19 Regulatory Agencies. Except as set forth in Section 4.23 of the TalaTek Disclosure Schedule, all filings heretofore made by TalaTek and its Subsidiaries with all federal, state and local agencies or commissions were made in compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings.

Section 4.20 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TalaTek, (a) TalaTek owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to TalaTek or its Subsidiaries an unresolved claim that TalaTek or its Subsidiaries are infringing on the Intellectual Property of such third party; and (c) to the Knowledge of TalaTek, no third party is infringing on the Intellectual Property owned by TalaTek or its Subsidiaries.

Section 4.21 Investment Representations. Each TalaTek Unitsholder will acquire Cerberus Stock in the Merger for its own account for investment purposes only and not with a view to the distribution thereof. Each such stockholder is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act. Each such stockholder has acknowledged, prior to voting on a proposal to approve the Merger, that it (a) understands and agrees that the Cerberus Stock have not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws, (b) must bear the economic risk of its investment in its Cerberus Stock for an indefinite period of time because they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available, (c) understands that absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Cerberus Stock, such stockholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Cerberus Stock absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws and (d) understands that the Cerberus Stock will bear a customary legend reflecting the fact that such shares are "restricted securities" as defined in Rule 144 under the Securities Act.

Section 4.22 Independent Evaluation. In entering into this Agreement, TalaTek acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbons associated with the properties of Cerberus.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the TalaTek Disclosure Schedule), neither TalaTek nor any other Person makes (and Cerberus agrees that it is not relying upon) any other express or implied representation or warranty with respect to TalaTek (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and TalaTek disclaims any other representations or warranties not contained in this Agreement, whether made by TalaTek, any Affiliate of TalaTek or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the TalaTek Disclosure Schedule), TalaTek disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Cerberus or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Cerberus by any director, officer, employee, agent, consultant or representative of TalaTek or any of its Affiliates). The disclosure of any matter or item in the TalaTek Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on TalaTek.

ARTICLE V
Covenants

Section 5.1 Confidentiality. From and after the Closing, Alsinawi shall, and shall cause her Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning TalaTek, except to the extent that Alsinawi can show that such information (a) is generally available to and known by the public through no fault of Alsinawi, any of her Affiliates or their respective Representatives; or (b) is lawfully acquired by Alsinawi, any of her Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Alsinawi or any of her Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Alsinawi shall promptly notify Cerberus in writing and shall disclose only that portion of such information which Alsinawi is advised by its counsel in writing is legally required to be disclosed, *provided that* Alsinawi shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.2 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Alsinawi shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between TalaTek and customers or suppliers of TalaTek. Notwithstanding the foregoing, Alsinawi may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Alsinawi is not a controlling Person of, or a member of a group which

controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, Alsinawi shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of TalaTek or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Alsinawi shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Alsinawi acknowledges that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to Cerbreus, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Alsinawi of any such obligations, Cerbreus shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Alsinawi acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Cerbreus and constitute a material inducement to Cerbreus to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI
Indemnification

Section 6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; *provided, that* the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2, and 4.3 shall survive indefinitely and the representations and warranties in Sections 4.11 and 4.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 5.2 which are subject to Section 5.2 shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.2 Indemnification By Alsinawi. Subject to the other terms and conditions of this ARTICLE VI, Alsinawi shall indemnify and defend each of Cerberus and its Affiliates (including the Company) and their respective Representatives (collectively, the "Cerberus Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of TalaTek and Alsinawi contained in this Agreement or in any certificate or instrument delivered by or on behalf of TalaTek and Alsinawi pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TalaTek or Alsinawi pursuant to this Agreement.

Section 6.3 Indemnification By Cerberus. Subject to the other terms and conditions of this ARTICLE VI, Cerberus shall indemnify and defend each of TalaTek and its Affiliates and their respective Representatives (collectively, the "TalaTek Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the TalaTek Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Cerberus contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cerberus pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cerberus pursuant to this Agreement.

Section 6.4 Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VI is referred to as the "Indemnifying Party."

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; *provided, that* if the Indemnifying Party is TalaTek, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Cerberus or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.4(a), it shall

have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, *provided, that* if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.4(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Alsinawi and Cerberus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.4(a). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such

information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 6.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.7 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VII
Miscellaneous

Section 7.1 Waiver, Etc. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section 7.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.2 shall be null and void.

Section 7.3 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto, the TalaTek Disclosure Schedule, the Cerberus Disclosure Schedule, and the Confidentiality Agreement, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 7.10.

Section 7.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Arizona, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Law of the State of Arizona.

(b) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.6 Specific Enforcement. The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions

of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7.6 in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.7):

If to Cerberus or Merger Sub, to:

Cerberus Cyber Sentinel Corporation
7333 E. Doubletree, Suite D 270
Scottsdale, Arizona 85258
Attn : David G. Jemmett
Email : david@cerberussentinel.com

with a copy (which shall not constitute notice) to:

Gray Reed & McGraw LLP
1601 Elm Street, Ste. 4600
Dallas, Texas 75201
Attn: David R. Earhart
E-mail: Dearhart@grayreed.com

If to TalaTek or Alsinawi, to:

TalaTek, LLC
Attn: Baan Alsinawi
12026 Hamden Court
Oakton, Virginia 22124
E-mail: baan@talatek.com

with a copy (which shall not constitute notice) to:

George R.A. Doumar, Esq.
Doumar Martin PLLC
1530 Wilson Boulevard, Suite 430
Arlington, Virginia 22209
E-mail: gdoumar@doumarmartin.com

Section 7.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When used in this Agreement, the words "hereof," "herein," "hereby" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word "or" shall be inclusive and not exclusive.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 7.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; *provided*, *however*, that nothing in this Section 7.10 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CERBERUS CYBER SENTINEL CORPORATION

By: ______________________________
Name: David Jemmett
Title: CEO

[MERGER SUB]

By: ______________________________
Name:
Title:

TALATEK, LLC

By: ______________________________
Name: Baan Alsinawi
Title: Talatek Owner/President

____
Baan Alsinawi, individually

ANNEX 1

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Agreement" is defined in the preamble.

"Audited TalaTek Financial Statements" is defined in Section 4.7.

"Business Day" means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

"Cerberus" is defined in the preamble.

"Cerberus Board" means the board of directors of Cerberus.

"Cerberus Disclosure Schedule" is defined in ARTICLE III.

"Cerberus Financial Statements" is defined in Section 3.6.

"Cerberus Indemnitees" is defined in Section 6.2.

"Cerberus Organizational Documents" means the certificate of formation and bylaws of Cerberus as currently in effect.

"Cerberus Stock" is defined in Section 2.1(a).

"Certificate of Formation" means the Certificate of Formation of TalaTek as filed with the State of Virginia, as amended.

"Certificate of Merger" is defined in Section 1.3.

"Claim" means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

"Closing" is defined in Section 1.2.

"Closing Date" is defined in Section 1.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means the mutual confidentiality agreement, dated as of March 5, 2019, by and between TalaTek and Cerberus, as amended from time to time.

"Contracts" means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.

"Control" is defined in the definition of the term "Affiliate."

"Creditor Rights" is defined in Section 3.3.

"Effective Time" is defined in Section 1.3.

"Employee Benefit Plan" means (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including cash, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, workman's compensation, accident, life insurance, day or dependent care, legal services, vacation, severance, retirement, pension, savings, or termination.

"Encumbrance" means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

"ERISA" is defined in the definition of the term "Employee Benefit Plan."

"ERISA Affiliate" means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same "controlled group" as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

"Exchange Ratio" is defined in Section 2.1(a).

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.

"Intellectual Property" means all patents, trademarks, copyrights, trade secrets, know-how and other intellectual property.

"IRS" means the Internal Revenue Service.

"Knowledge" (i) when used with respect to TalaTek, means the actual knowledge, after reasonable inquiry, of Alsinawi and (ii) when used with respect to Cerberus, means the actual knowledge, after reasonable inquiry, of David G. Jemmett.

"Law" shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

"Losses" means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys' fees and expenses).

"Material Adverse Effect" means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; *provided, however*, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there

has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of TalaTek Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; *provided, however*, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

"Material Contracts" means all material Contracts to which a Party is a party as of the date hereof and which relate to the conduct of the business of the Party or which, from and after the Closing, will burden the properties of the Party in any material respect.

"Merger" is defined in the recitals.

"Merger Consideration" is defined in Section 2.1(a).

"Merger Sub" is defined in the preamble.

"Order" shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.

"Party" or "Parties" is defined in the preamble.

"Permit" means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.

"Permitted Encumbrances" means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved for in accordance with GAAP; (b) mechanics', carriers', workers', repairers' and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.

"Person" means an individual, a entity, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"Proceeding" means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.

"Related Person," with respect to any Person, means any Affiliate, officer or director of such Person, or any of their respective family members of such Person any Person in which any of the foregoing has, directly or indirectly, a material interest.

"Representatives" means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

"Restricted Business" means any business competitive with TalaTek.

"SaaS Entity" is defined in Section 5.2.

"SaaS Product" is defined in Section 5.2.

"Securities" means any class or series of equity interest in a Party, including without limitation, TalaTek Units, Cerberus Stock, the limited liability company interests of each limited liability company that is a Subsidiary of any Party, and the partnership interests of each partnership that is a Subsidiary of any Party.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Subsidiary" when used with respect to any Party, means any entity, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

"Surviving Entity" is defined in Section 1.1.

"TalaTek" is defined in the preamble.

"TalaTek Benefit Plan" or "TalaTek Benefit Plans" is defined in Section 4.18.

"TalaTek Disclosure Schedule" is defined in ARTICLE IV.

"TalaTek Financial Statements" is defined in Section 4.7.

"TalaTek Indemnitees" is defined in Section 6.3.

"TalaTek Organizational Documents" means the Certificate of Formation and bylaws of TalaTek as currently in effect.

"TalaTek Units" is defined in Section 2.1(a).

"Tax Return" means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

"Taxes" means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

"Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

"Territory" means ___________________.

"Unaudited TalaTek Financial Statements" is defined in Section 4.7.

"VLLCA" is defined in Section 1.1.